CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Invesco Exchange-Traded Fund Trust II of our report dated October 28, 2020, relating to the financial statements and financial highlights, which appear in Invesco Variable Rate Preferred ETF’s Annual Report on Form N-CSR for the year ended August 31, 2020. We also consent to the references to us under the headings “Fund Service Providers”, “Financial Highlights” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Chicago, Illinois
June 29, 2021